Form S-1 Appendix

Landbay Inc

The Defining Right of Shareholders

At present, the corporation issued only Class A Common Shares, so we provide the defining right of the Class A Common Shares now.

1. The shareholders of the Class A Common Shares have right to share dividend.

2. The shareholders of the Class A Common Shares have cumulative voting rights.

3. The shareholders of the Class A Common Shares have rights to organize and attend one or more voting group.

4. The shareholders of the Class A Common Shares have right to attend the electing and elected for directors.

6. The shareholders of the Class A Common Shares have right to know the financial statement.

7. The shareholders of the Class A Common Shares have right to know the content of any annual shareholders meeting or any special shareholders meeting.

8. The shareholders of the offering have any rights which will be provided by the certificate of incorporation or the New York General Corporation Law.

9. The shareholders of the Class A Common Shares have some other special rights or preferences which will be provided by the articles of corporation.

10. The shareholders of the Class A Common Shares do not have other special voting rights.

11. The shareholders of the Class A Common Shares do not have Preemptive rights to purchase in new issues of shares.

Wanjun Xie

Wanjun Xie
President
Landbay Inc
Date: 02/15/2016